Exhibit 99.1

CONTACT:	Brian J. Begley Vice President — Investor Relations Atlas Energy Resources, LLC 215/546-5005 215/553-8455 (fax)

ATLAS ENERGY RESOURCES, LLC ANNOUNCES SALE OF SENIOR NOTES AND INTEREST RATE SWAP TRANSACTION
Pittsburgh, PA — January 18, 2008 — Atlas Energy Resources, LLC (NYSE: ATN) (“Atlas Energy” or “the Company”) announces the sale of $250 million of senior unsecured notes due in 2018 in a private placement at a coupon rate of 10.75%. By using the proceeds of the note offering to reduce the balance outstanding on its senior secured credit facility, Atlas Energy will benefit from a reduction of 75 basis points in the interest rate on the remaining $500 million outstanding on that credit facility, and will increase the long term availability of funds on the facility by approximately $174 million.Additionally, the Company has entered into an interest rate swap contract for $150 million. Atlas Energy will swap the floating rate incurred on a portion of its existing senior secured credit facility for a fixed rate of approximately 4.36%, which includes an initial margin of 1.25% over the three year fixed swap rate of 3.11%. The interest rate swap contract will mature in January 2011. Combining the 4.36% interest rate on the new swap and the 10.75% interest rate on the new senior notes, the Company will have fixed $400 million of its outstanding debt at a weighted average interest rate of approximately 8.35%.
“We are pleased to have succeeded in effectuated this group of financings and to have surmounted the present adverse conditions which have largely paralyzed United States debt markets”, stated Edward E. Cohen, Chairman and Chief Executive Officer of Atlas Energy.
The notes will not be registered under the Securities Act of 1933 or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and applicable state securities laws. The notes may be resold by the initial purchasers pursuant to Rule 144A and Regulation S under the Securities Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.
Atlas Energy Resources, LLC is an energy concern focused on the development and production of natural gas and, to a lesser extent, oil principally in the eastern United States. Atlas Energy sponsors and manages tax advantaged investment partnerships, in which it co-invests, to finance the exploration and development of its acreage in the Appalachian Basin and drills on its own account in the Antrim Shale of Michigan. For more information, visit Atlas Energy’s website at www.atlasenergyresources.com or contact Investor Relations at bbegley@atlasamerica.com.

Atlas America, Inc. (NASDAQ: ATLS) owns an approximate 64% limited partner interest in Atlas Pipeline Holdings, L.P. (NYSE: AHD), which holds the general partner interest and 5.5 million limited partner units of Atlas Pipeline Partners, L.P. (NYSE: APL), and an approximate 48% Class B common unit interest and all of the Class A and management incentive interests in Atlas Energy Resources, LLC. For more information, please visit our website at www.atlasamerica.com , or contact Investor Relations at bbegley@atlasamerica.com .
Certain matters discussed within this press release are forward-looking statements. Although Atlas Energy Resources, LLC believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Atlas Energy’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.